As filed with the Securities and Exchange Commission on November 14, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKAGIT STATE BANCORP, INC.

(Exact name of registrant as specified in its charter)

WASHINGTON	20-5048602
(State or other jurisdiction of	(I.R.S. employer identification no.)
incorporation or organization)

301 East Fairhaven Avenue, Burlington, Washington 98233 (360) 755-0411

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2005 Incentive Stock Plan

Humphrey Restricted Stock Award

(Full title of plans)

Copies of communications to:

STEPHEN M. KLEIN, ESQ.	CHERYL R. BISHOP
Graham & Dunn P.C.	President and CEO
Pier 70	301 East Fairhaven Avenue
2801 Alaskan Way, Suite 300	Burlington, Washington 98233
Seattle, Washington 98121-1128	(360) 755-0411
(206) 340-9648

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum Aggregate offering price (3)	Amount of registration fee (2)
Common shares	100,300	$96.91	$9,720,073	$1,040.05

Notes:

1. Represents 100,000 Shares of Registrant’s Common Stock issuable upon exercise of options outstanding under the 2005 Incentive Stock Plan (the “Plan”) and 300 shares subject to a Restricted Stock Award granted to Richard Humphrey (“Award”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan and the Award as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.

2. Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (“Securities Act”), computation is based on the weighted average per share exercise price (rounded to the nearest cent) of outstanding options under the referenced stock option plan, and on the per share book value of the Registrant’s common shares ($96.91) as of September 30, 2006 with respect to common shares underlying stock options not yet granted and common shares issuable pursuant to the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Skagit State Bancorp, Inc. (“Company” or “Registrant”) will send or give the documents containing the information required by Part I of this registration statement on Form  S-8 (the “Registration Statement”) to each participant in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.  Plan Information *

Item 2.  Registrant Information and Employee Plan Annual Information.*

*  Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II.
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the Registration Statement.  In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)                                                              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)                                                             All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above.

(c)                                                              The common stock of Skagit State Bank (the “Bank”) Registrant’s subsidiary, was registered as a class with the FDIC, under Section 12(g) of the Exchange Act.  As a result of a holding company reorganization, Registrant became the successor registrant under Section 12(g) pursuant to SEC Rule 12g-3 by virtue of the Form 8-K12g-3 filed by Registrant as successor registrant of the Bank.  Accordingly, since there is no registration statement on file that describes Registrant’s securities, a description of the securities is included below.

Item 4.  Description of Securities.

General

Registrant’s authorized capital stock consists of 5,000,000 shares of common stock, no par value per share.

Voting Rights

The holders of Registrant’s common stock are entitled to one vote on all matters presented for a vote, including the election of directors.  The Articles of Incorporation for the Registrant provide that stockholders do not have cumulative voting rights.

Dividends

Dividends may be paid on the common stock of the Registrant as and when declared by the Board of Directors out of funds legally available for the payment of dividends.  The ability of the Registrant to pay dividends will largely depend upon the amount of dividends paid to it by the Bank, and any subsequent acquired operations.  Accordingly, the dividend restrictions imposed on the Bank by applicable state banking law will impact the amount of dividends that Registrant can pay.

Repurchase of Own Shares

Registrant generally may repurchase its own shares, subject to certain restrictions under applicable state and federal banking and securities laws, with a particular focus on maintenance of adequate capital.

Liquidation Rights

In the event of liquidation of the Registrant, shareholders are entitled to share equally and ratably in the assets remaining after provision for all debts and liabilities.

Assessment

The common stock of Registrant is fully paid and non-assessable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares offered pursuant to the Plans will be passed upon by Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington 98121-1128.

Item 6.  Indemnification of Directors and Officers.

The Articles of Incorporation of the Registrant provides, among other things, for limitation of directors’ liability to the Registrant and to their respective shareholders.  Accordingly, directors will not incur personal legal liability for actions taken while acting for the Bank or the Registrant within the scope of their employment, which were not the result of conduct finally adjudged to be egregious conduct.  Egregious conduct is defined as intentional misconduct, a knowing violation of law, participation in any transaction from which the person will personally receive a benefit in money, property, or services to which that person is not legally entitled, on unlawful distribution under the Washington Business Corporation Act, or conduct for which the person is adjudged liable to the corporation.

The Registrant has entered into Indemnification Agreements with each of its directors.  The Indemnification Agreements codify procedural mechanisms pursuant to which directors may enforce the indemnification rights that such directors are granted under the Company’s articles of incorporation and the WBCA.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of Moss Adams LLP

24.1	Powers of Attorney (see the Signature Page)

99.1	2005 Incentive Stock Plan

99.2	Form of Restricted Stock Award Agreement

99.3	Form of Stock Option Agreement

99.4	Change in Control Severance Agreement for Richard Humphrey (1)

(1)          Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2006.

Item 9.  Undertakings.

A.           The undersigned Registrant hereby undertakes:

1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Washington on November 7, 2006.

SKAGIT STATE BANCORP, INC.

By:	/s/ Cheryl R. Bishop
Cheryl R. Bishop
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Cheryl R. Bishop and Carla F. Tucker, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons, in the capacities indicated, on November 7, 2006.

Signature	Title

/s/ Cheryl R. Bishop	President, Director and C.E.O.
Cheryl R. Bishop	(Principal Executive Officer)

/s/ Carla F. Tucker	Chief Financial Officer
Carla F. Tucker	(Principal Financial and Accounting Officer)

/s/ Gerald W. Christensen
Gerald W. Christensen	Director

/s/ Michael F. Janicki	Director
Michael F. Janicki

/s/ Richard N. Nelson	Director
Richard N. Nelson

/s/ B. Marvin Omdal	Chairman of the Board
B. Marvin Omdal

/s/ Michael E. Pegram	Director
Michael E. Pegram

/s/ Daniel R. Peth	Director
Daniel R. Peth

INDEX OF EXHIBITS

Exhibit Number	Description
5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of Moss Adams LLP

24.1	Powers of Attorney (see the Signature Page)

99.1	2005 Incentive Stock Plan

99.2	Form of Restricted Stock Award Agreement

99.3	Form of Stock Option Agreement

99.4	Change in Control Severance Agreement for Richard Humphrey (1)

(1)          Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2006.